Exhibit 10.24

DOUBLEVERIFY HOLDINGS, INC. DEFERRED COMPENSATION PLAN

October 27, 2021

TABLE OF CONENTS

SECTION 1 DEFINITIONS		1
1.1.	Account	1
1.2.	Administrative Committee	1
1.3.	Affiliate	1
1.4.	Beneficiary	1
1.5.	Board of Directors	1
1.6.	Code	1
1.7.	Code Section 409A	1
1.8.	Company	1
1.9.	Compensation	1
1.10.	Deferral Election Form	2
1.11.	Effective Date	2
1.12.	ERISA	2
1.13.	In-Service Distribution Date	2
1.14.	Non-Employee Director	2
1.15.	Participant	2
1.16.	Participating Company	2
1.17.	Separation from Service	2
1.18.	Separation from Service Payment Date	3
SECTION 2 ELIGIBILITY		3
2.1.	Eligibility Requirements	3
2.2.	Termination of Eligibility	3
SECTION 3 DEFERRALS		3
3.1.	Deferral Elections	3

i

3.2.	Administrative Committee Authority	4
3.3.	Manner of Deferral	4
3.4.	Vesting	4
3.5.	Change in Compensation	4
3.6.	Hardship	4
3.7.	Company Contribution	4
SECTION 4 ACCOUNTS AND INVESTMENTS		5
4.1.	Accounts	5
4.2.	Investment Election	5
SECTION 5 DISTRIBUTION		5
5.1.	Distribution on Separation from Service	5
5.2.	In-Service Distributions	6
5.3.	Distribution upon Death	6
5.4.	Hardship Distributions Upon an Unforeseeable Emergency	7
5.5.	Delayed Distribution for Payments Subject to Code Section 162(m)	7
5.6.	Reemployment	8
5.7.	Distribution for Domestic Relations Order	8
5.8.	Valuation and Settlement	8
SECTION 6 CLAIMS PROCEDURE		8
6.1.	General Rules	8
6.2.	Claims Review	8
6.3.	Right of Appeal	9
6.4.	Review of Appeal	9
6.5.	Legal Actions	9

ii

SECTION 7 ADMINISTRATION		10
7.1.	Function of Administrative Committee	10
7.2.	Plan Expenses	10
SECTION 8 AMENDMENT AND TERMINATION		10
SECTION 9 MISCELLANEOUS		11
9.1.	Funding	11
9.2.	Taxation	11
9.3.	Nonassignability	11
9.4.	Limitation of Rights; Employment or Service Relationship	12
9.5.	Gender and Number; Captions or Headings	12
9.6.	Applicable Law; Severability	12
9.7.	Indemnification	12

iii

PREAMBLE

The DoubleVerify Holdings, Inc. Deferred Compensation Plan (the “Plan”) is established effective October 27, 2021, and shall be administered as an unfunded plan which is maintained primarily for the purpose of allowing a select group of management or highly compensated employees and outside members of the Board of Directors of DoubleVerify Holdings, Inc. and its eligible U.S. affiliates to defer eligible compensation (a “top-hat plan”) under ERISA sections 201(2), 301(a)(3) and 401(a)(1). The Plan is not intended to meet the qualification requirements of Internal Revenue Code section 401(a).

SECTION 1

DEFINITIONS

Whenever the following words and phrases are used in this Plan with the first letter capitalized, they shall have the meanings specified below:

1.1.

Account. The Account maintained by the Company for each Participant in accordance with Section 4.1 with respect to any deferrals and contributions under the Plan and any adjustments thereto pursuant to Section 4.1.

1.2.	Administrative Committee. The Company’s Compensation Committee of the Board of Directors.
1.3.

Affiliate. The Company and all persons with whom the Company would be considered a single employer under Code sections 414(b) or 414(c). For purposes of Section 1.17, however, the language of “at least 50 percent” shall be used instead of “at least 80 percent” when applying the applicable standards under Code sections 414(b) or 414(c), in accordance with Treasury Regulation section 1.409A-1(h)(3).

1.4.	Beneficiary. The person, people, estate, trust, or organization entitled to receive death benefits under Section 5.3.
1.5.	Board of Directors. The Board of Directors of the Company as constituted from time to time.
1.6.	Code. The Internal Revenue Code of 1986, as amended.
1.7.	Code Section 409A. Section 409A of the Internal Revenue Code and the regulations thereunder.
1.8.	Company. DoubleVerify Holdings, Inc. a Delaware corporation, which is the Plan sponsor.
1.9.

Compensation. The Participant’s base salary (including vacation pay, sick pay, and holiday pay), cash fees paid to a Non-Employee Director (including the cash retainer), overtime, shift differentials, commissions, and any cash bonus payments made to a Participant by a Participating Company. For purposes of the Plan, a Participant’s Compensation shall include: (i) any salary or bonus deferrals or reductions pursuant to

Code sections 401(k) and 125; (ii) any short-term disability pay or similar leave of absence pay (other than workers’ compensation or long-term disability) paid from the Participating Company’s W-2 payroll; and (iii) payment of, prior to a Participant’s Separation from Service, accrued but unused vacation and sick pay. Compensation shall not include: (i) any amounts paid by an entity that is a foreign Affiliate or by an entity that is not a Participating Company; (ii) severance pay; (iii) income arising from taxable non-cash fringe benefits; and (iv) any compensation attributable to stock incentives such as stock option exercises or restricted stock units. For purposes of clarity, Compensation shall include amounts described in the first and second sentence of this Section 1.09 that are paid with respect to the pay period in which such Participant's Separation from Service occurs, but which shall not include payouts for unused accrued vacation paid as a result of the Separation from Service or any amounts paid as severance.

1.10.	Deferral Election Form. A paper or electronic election form prescribed by the Administrative Committee on which an individual may elect to defer Compensation in accordance with Section 3.1.
1.11.	Effective Date. The date set forth above in this Plan document.
1.12.	ERISA. The Employee Retirement Income Security Act of 1974, as amended.
1.13.

In-Service Distribution Date. The March 1 of the year selected by the Participant for the commencement of payment prior to the Participant’s Separation from Service in accordance with the procedures established by the Administrative Committee.

1.14.	Non-Employee Director. A member of the Board of Directors who is not an employee of the Company or any Affiliate.
1.15.	Participant. An employee or a Non-Employee Director who satisfies the eligibility requirements of Section 2 and has made a deferral election under Section 3.
1.16.	Participating Company. The Company and each U.S. Affiliate, other than a U.S. Affiliate that has been excluded from Plan participation by the Administrative Committee.
1.17.

Separation from Service. A separation from service as defined under Code Section 409A. In accordance with Code Section 409A, an employee’s employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other “bona fide leave of absence” if the period of such leave does not exceed six months, or if longer, so long as the employee retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract. A leave of absence constitutes a “bona fide leave of absence” only if there is a reasonable expectation that the employee will return to perform services for the Company or an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a period of absence up to 29 months shall be substituted for such six-month period.

1.18.	Separation from Service Payment Date. The first March 1 or September 1 that follows the six-month anniversary of the Participant’s Separation from Service.

SECTION 2

ELIGIBILITY

2.1.

Eligibility Requirements. An individual shall be eligible to elect to defer Compensation under the Plan if the individual is: (i) an employee who is designated by the Board of Directors as an “officer” of a Participating Company for purposes of Section 16 of Securities Exchange Act of 1934, as amended; (ii) a Non-Employee Director; or (iii) other employee of a Participating Company that is a member of select group of management or highly compensated employees as determined by the Administrative Committee. An employee or a Non-Employee Director shall be eligible to participate in the Plan only if the employee or the Non-Employee Director is so notified, in writing, by the Company of the material terms of the Plan.

2.2.

Termination of Eligibility. In the event that a Participant, other than a Non-Employee Director, ceases to be an eligible employee, the Participant’s Deferral Election Form shall remain in effect through the end of the applicable deferral period in which the Participant remains employed but has ceased to be an eligible employee, and thereafter, the Participant shall submit no further Deferral Election Forms unless and until the Participant again becomes an eligible employee. In the event that a Participant performs services outside the United States (i.e., international assignment) but remains employed by, and receives Compensation from, a Participating Company, the Participant’s Deferral Election Form shall remain in effect through the end of the applicable deferral period, and thereafter, the Participant shall submit no further Deferral Election Forms unless and until permitted by the Administrative Committee.

SECTION 3

DEFERRALS

3.1.	Deferral Elections.
(a)

General Rule. Except as otherwise provided below and in accordance with the deadlines established by the Administrative Committee under Section 3.2, each eligible employee and Non-Employee Director may elect to defer Compensation for services performed during a calendar year by submitting a Deferral Election Form no later than the end of the calendar year preceding the calendar year to which the election relates. The Administrative Committee may establish different election periods for certain types of Compensation to the extent permitted under Code Section 409A, including but not limited to, Compensation that qualifies as “performance-based compensation” or “fiscal-year compensation” under Code

Section 409A. To the extent permitted by the Administrative Committee, an individual who is newly eligible to participate in the Plan may submit a Deferral Election Form in the time and manner determined by the Administrative Committee in accordance with Code Section 409A.

(b)

Distribution Schedule. A Participant’s Deferral Election Form shall, in accordance with the procedures established by the Administrative Committee, set forth the Participant’s elections regarding the time and form of payment with respect to the Compensation deferred under that Deferral Election Form and any adjustments thereto pursuant to Section 4.1, subject to the requirements described in Section 5 and Code Section 409A.

3.2.

Administrative Committee Authority. The Administrative Committee shall establish from time to time the election periods during which Deferral Election Forms may be submitted, including periods otherwise ending prior to those described in Section 3.1 but otherwise in accordance with Code Section 409A.

3.3.

Manner of Deferral. A Participant’s deferrals of base salary (or with respect to a Non-Employee Director, the cash retainer) may be taken ratably during the applicable calendar year or in any manner determined by the Administrative Committee; provided that such deferrals during the calendar year, in the aggregate, reflect the Participant’s Deferral Election Form with respect to base salary (or with respect to a Non-Employee Director, the cash retainer) in accordance with Code Section 409A.

3.4.	Vesting. A Participant shall have a nonforfeitable right to amounts deferred pursuant to his or her Deferral Election Form and adjustments thereto pursuant to Section 4.1.
3.5.

Change in Compensation. A Deferral Election Form shall continue in effect notwithstanding any change in the Participant’s Compensation (e.g., changes due to demotion, promotion, leaves of absence, etc.) If, during a deferral period, a Participant is on a bona fide leave of absence with the Participating Company’s consent, or in military service in conformity with the Participating Company’s policies, the Participant’s Deferral Election Form for that period shall continue if Compensation is being continued by the Participating Company. If Compensation is not being continued, then, upon the Participant’s return to employment, his or her deferrals will be resumed in accordance with the Deferral Election Form then in effect, but no additional deferrals will be required or permitted to make up for amounts not deferred during periods of no Compensation.

3.6.

Hardship. In the event a Participant receives a hardship distribution pursuant to Section 5.4, the Participant’s deferrals pursuant to the Deferral Election Form with respect to the deferral period in which the hardship distribution occurs shall be cancelled in accordance with Code Section 409A. The Participant may submit a new Deferral Election Form with respect to subsequent deferral periods to the extent permitted under this Section 3.

3.7.

Company Contribution. The Company may, in its discretion, cause a credit of additional amounts to one or more Participant Account(s). The Administrative Committee may, with respect to such amounts, establish terms and conditions as it deems appropriate, including vesting and distribution schedules; provided that, in the absence of the Administrative Committee establishing such distribution schedule, any amount credited under this Section 3.7 shall be paid in a lump sum following Separation from Service as described in Section 5.1.

SECTION 4

ACCOUNTS AND INVESTMENTS

4.1.

Accounts. For record keeping purposes only, a separate Account shall be maintained for each Participant. Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s election of investment funds under Section 4.2 and the Participant’s election of different distribution schedules under Section 3.1(b). A Participant’s Account shall be credited or debited from time to time, as applicable, to reflect a Participant’s deferrals under Section 3.1, any Company contributions under Section 3.7, any earnings, losses, and fees credited or debited pursuant to Section 4.2, and any expenses and distributions. The specific method of valuing the Accounts shall be in the sole discretion of the Administrative Committee.

4.2.

Investment Election. A Participant may elect, pursuant to procedures established by the Administrative Committee, that his or her Account be credited or debited with gains and losses (and any applicable fees) as if the Account had been invested in one or more of the investment funds offered under the Plan, as may be determined by the Administrative Committee from time to time. In no event may a Participant direct the notional investment of his or her Account directly into stock, debt, or other securities of the Company. A Participant may change investment elections pursuant to procedures established by the Administrative Committee.

SECTION 5

DISTRIBUTION

5.1.	Distribution on Separation from Service.
(a)

Payment of a Participant’s Account shall commence as of the Participant’s Separation from Service Payment Date or any such later date as may be permitted under Code Section 409A. Except as otherwise required by Sections 5.1(b) or (c), payment of a Participant’s Account shall be made in the form of a lump sum unless the Participant has elected to receive all or part of his or her Account following Separation from Service in the form of installments for between two (2) and ten (10) years, in which case, the first installment shall be paid on the Participant’s Separation from Service Payment Date and each subsequent installment paid as of each following March. Such installment election must be made at the same time that the Participant submits his or her Deferral Election Form for such deferral period. In no event will any payment under this Section 5.1 be made within the six-month period following a Participant’s Separation from Service.

(b)

If the Participant has elected for amounts to be paid upon an In-Service Distribution Date and the Participant incurs a Separation from Service prior to such In-Service Distribution Date, payment of such amounts shall commence on the Separation from Service Payment Date but in the form (lump sum or installments) applicable to that In-Service Distribution Date. If a Participant incurs a Separation from Service on or after the Participant’s In-Service Distribution Date, such payments designated under the In-Service Distribution Date election shall continue as scheduled without regard to the Participant’s Separation from Service.

(c)

Notwithstanding Sections 5.1(a) or (b) above, if any election to receive installment payments has been made and a Participant’s Account, when aggregated with any other amounts that are treated as under a single “plan” with the Plan as described in Treasury Regulation section 1.409A-1(c), is less than the deferral limit under Code section 402(g)(1)(B) as of the Separation from Service Payment Date (i.e., when the initial installment payment would otherwise occur), the Account shall be paid in a lump sum on the applicable Separation from Service Payment Date.

5.2.	In-Service Distributions.
(a)

A Participant’s Deferral Election Form may designate an In-Service Distribution Date. Payment will be made in a lump sum unless the Participant has elected to receive payment in installments between two (2) and ten (10) years.  Any election under this Section 5.2(a) must be made at the same time that the Participant submits his or her Deferral Election Form for such deferral period.

(b)

A Participant may modify a previously submitted distribution election under this Section 5.2 to receive an in-service distribution provided that: (i) such modification shall not take effect until at least twelve (12) months after the date on which such modification is made, (ii) the scheduled payment date under such modification is deferred at least five (5) years from the previously scheduled payment date, and (iii) that such modification must be made no less than twelve (12) months before the previously scheduled payment date.  Such modification shall be made in the manner prescribed by the Administrative Committee.

5.3.	Distribution upon Death.
(a)

Timing and Form of Payment. If a Participant dies prior to receiving a complete distribution of the Participant’s Account (including any remaining installments), the Company will pay to the Participant’s Beneficiary the remaining Account in a single lump sum by December 31 of the first calendar year following the calendar year in which the Participant died.

(b)

Beneficiaries. In accordance with procedures established by the Administrative Committee, each Participant may designate a Beneficiary to receive his or her Account in the event of his or her death. A Participant may change or revoke a previous designation of a Beneficiary at any time. A designation or revocation shall be effective only if it is made in accordance with procedures established by the Administrative Committee and received by the Administrative Committee prior to the Participant’s death. If a Participant has no valid beneficiary designation on file with the Administrative Committee, or his or her Beneficiary or Beneficiaries have predeceased him, death benefits shall be paid to the Participant’s current lawful spouse, if then living, and if none, to the Participant’s estate.

The Administrative Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive a deceased Participant’s Account as the Administrative Committee may deem proper, and the Administrative Committee’s determination of death and of the right of the Beneficiary or other person to receive payment shall be conclusive and binding on all persons. A Beneficiary who has become entitled to death benefits may also designate one or more Beneficiaries to receive benefits upon his or her death in accordance with the foregoing as if the Beneficiary were the Participant. In the absence of a valid beneficiary designation, any remaining benefits shall be paid in accordance with the last sentence of the preceding paragraph as if the Beneficiary were the Participant. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Administrative Committee from all further obligations under the Plan with respect to the Participant and the Beneficiary.

5.4.

Hardship Distributions Upon an Unforeseeable Emergency. Upon a finding that a Participant has suffered an “unforeseeable emergency” within the meaning of Code Section 409A, the Administrative Committee, or its authorized delegatee, may, in its sole discretion, make a hardship distribution from the Participant’s Account. A Participant requesting a hardship distribution shall do so in the form and manner prescribed by the Administrative Committee (or its delegatee) and shall provide such information as the Administrative Committee (or its delegatee) may require. The amount of the hardship distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the unforeseeable emergency, including any amounts necessary to pay federal, state and/or local income taxes reasonably anticipated to result from the distribution. If a hardship distribution is made under this Section 5.4, the Participant’s deferrals shall cease in accordance with Section 3.6.

5.5.

Delayed Distribution for Payments Subject to Code Section 162(m). The Administrative Committee may elect to delay a payment in accordance with Treasury Regulation section 1.409A-2(b)(7)(i) to the extent that, if the payment were made as scheduled, the Company’s deduction with respect to the payment would not be permitted due to the application of Code section 162(m).

5.6.

Reemployment. If, after a Participant’s Separation from Service, the Participant is reemployed by the Company or an Affiliate prior to receiving complete distribution of his or her Account (including any remaining installments), payment of the remaining amounts shall be made as scheduled without regard to the Participant’s reemployment.

5.7.

Distribution for Domestic Relations Order. Subject to any policies and procedures established by the Administrative Committee, benefits may be paid from the balance of a Participant’s Account in accordance with a “domestic relations order” referred to under Treasury Regulation section 1.409A-3(j)(4)(ii).

5.8.

Valuation and Settlement. The amount of the lump sum distribution or the amount of the installment under this Section 5 shall be based on the value of the Participant’s Account as of the first day of the month in which the applicable payment date occurs, and such other dates as the Administrative Committee may determine. If the first day of the month in which the applicable payment date occurs is a non-business day, the amount of the lump sum distribution or the amount of the installment under this Section 5 shall be based on the value of the Participant’s Account as of the last business day of the month preceding the applicable payment date.

SECTION 6

CLAIMS PROCEDURE

6.1.

General Rules. A Participant or Beneficiary who does not receive a benefit to which he or she believes he or she is entitled may present a claim to the Administrative Committee. Each Participant or Beneficiary who wishes to file a claim for benefits with the Administrative Committee shall do so in the manner prescribed by the Administrative Committee. Any claim for benefits shall be filed within the earlier of (a) one hundred eighty (180) days after payment of the benefit has commenced, or (b) one hundred eighty (180) days after the claimant first knew or reasonably should have known the principal facts on which the claim is based.

6.2.

Claims Review. If the claim for benefits is wholly or partially denied, the Administrative Committee shall notify the claimant in writing of such denial of benefits within a reasonable period of time (not to exceed ninety (90) days) after the Administrative Committee initially received the benefit claim. If additional time is needed to process the claim, the Administrative Committee shall provide the claimant with notice of the extension prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to make the benefit determination. Any notice of a denial of benefits shall advise the claimant of: (a) the specific reason or reasons for the denial; (b) reference to the specific provisions of the Plan provisions on which the denial is based; (c) a description of the Plan’s review procedures and the time limits applicable to such procedures; and (d) a description of any additional material or information necessary for the claimant to complete his or her claim and an explanation of why such material or information is necessary.

6.3.

Right of Appeal. Each claimant whose claim for benefits has been denied shall have the opportunity to file with the Administrative Committee a written request for a full and fair review of his or her claim, to be provided, upon request, reasonable access to and copies of all documents, records, and other information relevant to his or her claim (without regard to whether such documents, records, or information were considered or relied upon in the initial denial of the claim) and to submit written comments, documents, records, and other information regarding his or her claim. Such written request for review of his or her claim must be filed by the claimant within sixty (60) days after receipt of written notification of the denial of the claim.

6.4.

Review of Appeal. The Administrative Committee shall issue a decision regarding the claim not later than sixty (60) days (or such additional period required by special circumstances, but not to exceed an additional sixty (60) days, provided written notice of the extension is furnished to the claimant prior to the commencement of the extension) after receipt of such request for review. Such review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for any adverse decision with references to the specific Plan provisions on which the decision is based, and shall also include: (a) a statement that upon request and free of charge, the claimant is entitled to receive reasonable access to and copies of all documents and records relevant to his or her claim for benefits; and (b) a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following denial of the claim after review.

6.5.	Legal Actions. Notwithstanding any other provision of this Plan:
(a)

No legal action for benefits under the Plan shall be brought unless and until the claimant, in accordance with the foregoing provisions, (i) has submitted a claim for benefits; (ii) has been notified by the Administrative Committee that the claim is denied; (iii) has filed a written request for a review of the claim; and (iv) has been notified in writing that the Administrative Committee has affirmed the denial of the claim.

(b)

No legal action may be brought against the Plan (or the Administrative Committee or any of its agents), the Company or any Affiliate (or any members of the Board of Directors, Administrative Committee, employees or agents of the Company or an Affiliate) more than one hundred eighty (180) days after the claimant is first given a written notice of the denial of his or her appeal by the Administrative Committee. Unless the Administrative Committee specifically determines otherwise, this limitations period shall not be extended even if the Administrative Committee again considers the matter after the initial denial. This limitations period shall apply to all actions arising out of or relating to a claim for benefits, including, but not limited to, any action under ERISA section 502(a)(1)(B) and any action under ERISA section 502(a)(3) to the extent said claim relates to the provision of benefits or rights under the Plan.

(c)

Any legal action under ERISA, involving the Plan (or the Administrative Committee or any of its agents), the Company, or any Affiliate (or any members of the Board of Directors, Administrative Committee, employees or agents of the Company or an Affiliate), including, but not limited to, a claim for benefits described in (b) above, shall be brought only in the United States District Court for the Southern District of New York.

SECTION 7

ADMINISTRATION

7.1.

Function of Administrative Committee. The general administration and operation of the Plan shall be vested in the Administrative Committee. The Administrative Committee shall be responsible for the administration of the Plan in accordance with its terms and any applicable laws and regulations, and shall have all powers reasonably necessary to carry out such responsibilities. The Administrative Committee shall have the exclusive right and discretionary authority to carry out its responsibilities hereunder, including (but not limited to) the following: determining eligibility for, entitlement to, and amount of benefits payable under the Plan, including the authority to make determination as to the applicability of particular limitations, exclusions or other restrictions; interpreting the terms and provisions of the Plan and determining any and all questions arising under the Plan or in connection with the administration thereof, including the right to remedy or resolve possible ambiguities, inconsistencies or omissions; and making any finding of fact necessary or appropriate for any purpose under the Plan. In carrying out its responsibilities, the Administrative Committee shall have the utmost discretion permitted by law, and all rules and regulations, findings of fact, determinations, interpretations and decisions of the Administrative Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the plan.

The Administrative Committee may (i) allocate among any of its members any of the responsibilities of the Administrative Committee under the Plan or (ii) delegate to any person, firm or corporation that is not the Administrative Committee any of the responsibilities of the Administrative Committee under the Plan. Any such allocation or delegation shall be made pursuant to a written instrument, and any delegate shall have the same authority as the Administrative Committee with respect to the matter allocated or delegated.

7.2.	Plan Expenses. The Administrative Committee may allocate fees related to the administration of the Plan to individual Participant Accounts and the value of such Accounts shall be reduced accordingly.

SECTION 8

AMENDMENT AND TERMINATION

The Company reserves the right to amend the Plan at any time and for any reason on behalf of all Participating Companies and to terminate the Plan and distribute any and all Accounts following such termination in accordance with Code Section 409A, by action of its Board of Directors or delegatee. In addition, the Administrative Committee may amend the Plan to the extent it determines necessary or appropriate to comply with applicable law or to reflect any changes it determines are ministerial or necessary or appropriate to facilitate the Plan’s administration, but in either case only to the extent that such amendment does not have a substantive effect on the benefits provided hereunder.

SECTION 9

MISCELLANEOUS

9.1.

Funding. This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Company to pay a Participant’s benefit out of the general assets of the Company, subject to all of the terms and conditions of the Plan, as amended from time to time, and applicable law. A Participant shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Company.

9.2.	Taxation.
(a)

Code Section 409A Compliance. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered in accordance with all applicable requirements of Code Section 409A and the regulations or guidance issued with regard thereto, and any distribution, acceleration or election feature that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.

(b)

Tax Withholding and Reporting. All deferrals and payments under the Plan shall be subject to such taxes and other withholdings (federal, state, or local) as may be due thereon, and the determination of the Company or any designee thereof as to withholding with respect to deferrals, distributions, and payments shall be binding upon the Participant and each Beneficiary.

(c)	Favorable Tax Treatment Not Guaranteed. The Company does not guarantee any particular tax treatment to Participants under the Plan.
9.3.

Nonassignability. Except as provided below, the benefits provided by this Plan may not be assigned or alienated. Neither the Administrative Committee nor the Company shall recognize any transfer, mortgage, pledge, hypothecation, order, or assignment by any Participant or Beneficiary of all or part of his or her interest under the Plan, and the interest shall not be subject in any manner to transfer by operation of law and shall be exempt from the claims of creditors or other claimants from all orders, decrees, levies, garnishment, and/or executions, and other legal or equitable process or proceedings against the Participant or Beneficiary to the fullest extent that may be permitted by law. Notwithstanding the foregoing, the right to benefits payable with respect to a Participant pursuant to a domestic relations order may be created, assigned, or recognized, and paid in accordance with Section 5.7.

9.4.

Limitation of Rights; Employment or Service Relationship. Neither the establishment of the Plan and nor any modifications thereof, nor the creation of any Account, nor the payment of any benefits, shall be construed as modifying or affecting in any way the terms of employment of any employee or of services on the Board of Directors.

9.5.

Gender and Number; Captions or Headings. Wherever appropriate to the meaning or interpretation of this Plan, the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa. Captions or headings are inserted and intended for organizational format and convenience of reference only; they are not to be given independent substantive meaning for effect.

9.6.

Applicable Law; Severability. This Plan shall be construed, administered, and governed in all respects in accordance with ERISA, Code Section 409A and the laws of the State of Delaware, without regard to conflict of law principles. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

9.7.

Indemnification. To the extent permitted by law, the Company shall indemnify each member of the Board of Directors, Administrative Committee, and any other employee of the Company with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by such individual or damages imposed upon such individual in connection with any claims against him or her by reason of his or her conduct (except for willful misconduct) in the performance of duties under the Plan.